Exhibit 99.2

Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 37 international markets. Bradley’s success is based upon its core strengths in marketing and sales which enables the company to Commercialize brands that fill unmet patient and physician needs; Develop new products through life cycle management; and In-License phase II and phase III drugs with long-term intellectual property protection that upon approval leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

For Immediate Release	Contact:	Cecelia C. Heer Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 252

BRADLEY PHARMACEUTICALS ANNOUNCES
RESIGNATION OF DR. LEONARD S. JACOB AS NON-EXECUTIVE CHAIR,
APPOINTMENT OF SETH W. HAMOT AS INTERIM
NON-EXECUTIVE CHAIR

Fairfield, NJ. — May 8, 2007 — Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that the Board of Directors received the resignation on May 3, 2007, effective immediately, of Leonard S. Jacob, M.D., Ph.D., as a director and its non-executive Chairman of the Board. Dr. Jacob joined the Bradley Board in February 2006, and, until his election as Chairman of the Board in January 2007, had served as the Chairman of the Nominating and Corporate Governance Committee. In his resignation letter, Dr. Jacob said he was resigning because of his ongoing corporate governance concerns. Bradley’s Board of Directors believes that it has identified corporate governance issues with the Company and a timetable for their completion has been established.

In addition, Bradley is announcing that its Board of Directors has unanimously elected Seth W. Hamot to serve as its interim non-executive Chairman of the Board and has immediately begun to seek a candidate to be elected to the Board of Directors who could become the non-executive Chairman.

Mr. Hamot has served as one of our directors since October 2006 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Hamot is the President of Roark, Rearden & Hamot, LLC, the general partner of Costa Brava Partnership III L.P., which owns approximately 9.8% of the outstanding common stock of the Company.

Bradley President and CEO Daniel Glassman stated, “Since joining the Bradley Board in February 2006, Len Jacob and our other independent board members have played significant roles in seeking to strengthen our corporate governance. Bradley has strengthened its corporate governance in recent years and we are always endeavoring to improve. We wish him well in his future plans.”

Mr. Glassman continued, “Seth Hamot joined Bradley’s Board after a difficult proxy contest. Since then he has focused on important governance and business issues. Bradley appreciates Seth being willing to take on this additional responsibility. We will move quickly to find an excellent candidate with significant pharmaceutical industry experience to become permanent non-executive Chairman.”

Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as launches by Bradley of new products, market acceptance of Bradley’s products, Bradley’s ability to timely find a candidate to become non-executive Chairman of the Board, Bradley’s plans to in-license, develop and launch new and enhanced products with long-term intellectual property protection or other significant barriers to market entry, sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: launch VEREGENTM and ELESTRINTM during 2007; predict the safety and efficacy of these products in a commercial setting; estimate sales; maintain adequate inventory levels; comply with the restrictive covenants under its credit facility; refinance its credit facility; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry; maintain or increase sales of its products; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Except as required by law, Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.